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                                                                    EXHIBIT 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS


    We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form S-2 of our report dated March 21, 1996 relating to the financial statements of SA Telecommunications, Inc., which appears in such Prospectus, and to the incorporation by reference of our report dated December 18, 1996, except as to Note 8 which is as of January 17, 1997, relating to the financial statements of AddTel Communications, Inc. which appears in the Current Report on Form 8K/A of SA Telecommunications, Inc. dated February 7, 1997. We also consent to the reference to us under the heading "Experts" in such Prospectus.


/s/  PRICE WATERHOUSE LLP


PRICE WATERHOUSE LLP



Dallas, Texas
February 7, 1997